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                                                                    EXHIBIT 4.1



                          REDOX TECHNOLOGY CORPORATION

              DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
                           CONVERTIBLE PREFERRED STOCK

Pursuant to the provisions of Section 151 of the Delaware General Corporation Law, REDOX Technology Corporation (hereinafter, the "Corporation") hereby adopts the following Designation of Rights, Privileges, and Preferences of Convertible Preferred Stock (the "Designation").

FIRST: The name of the Corporation is REDOX Technology Corporation.

SECOND: The following resolution establishing a series of Convertible Preferred stock designated as the "Convertible Preferred Stock" consisting of Ten Million (10,000,000) shares, $0.001 par value per share, was duly adopted by the Board of Directors of the Corporation on July 1, 1996 in accordance with the certificate of incorporation, as amended, amended, of the Corporation and the corporation laws of the state of Delaware.

     RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "Convertible Preferred Stock" consisting of Ten Million (10,000,000) shares, $0.001 par value per share, with the following powers, preferences, rights, qualifications, limitations, and restrictions:

     1. Liquidation

          1.1 In the event of the voluntary or involuntary liquidation (whether partial or complete), dissolution, or winding up of the Corporation, the holders of the Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount of cash equal to One dollar ($1.00) per share plus all unpaid dividends previously declared thereon to the date of final distribution. No distribution shall be made on any Common stock or other series of Preferred stock of the Corporation by reason of voluntary or involuntary liquidation (whether partial or complete), dissolution, or winding up of the Corporation unless each holder of any Convertible Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection.

          1.2 If on any liquidation (whether partial or complete), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of Convertible Preferred Stock shall be insufficient to pay the holders of the Convertible Preferred Stock the full amounts to which they would otherwise be entitled under Section 1.1, above, the assets of the Corporation available for distribution to holders of Convertible Preferred Stock shall be distributed to them pro rata on the basis of the number of shares of Convertible Preferred Stock held by each such holder.



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     2. Voting Rights

          The Convertible Preferred Stock shall be voted with the Common stock of the Corporation and with each other series of Preferred stock as a single class and shall not be entitled to vote as a separate class, except to the extent that the consent of the holders of Convertible Preferred Stock, voting as a class, is specifically required by the provisions of the corporation law of the state of Delaware, as now existing or as hereafter amended.

     3. Subordination

          Any payment of any dividend or any redemption hereunder shall be subordinated to payment in full of all Senior Debt as defined herein. "Senior Debt" shall mean the principle and premium, if any, and interest on all indebtedness of the Corporation to any financial institution, including, but not restricted to, (i) banks, whether currently outstanding or hereinafter created, and whether or not such loans are secured, (ii) any other indebtedness, liability, obligations, contingent or otherwise of the Corporation to guarantee endorsement of the contingent obligation with respect to any indebtedness, liability, or obligation whether created, assumed, or incurred by the Corporation and after the date of the creation of the Convertible Preferred Stock, which is, when created, specifically designated by the Corporation as Senior Debt, and (iii) any refunding, renewals, or extensions of any indebtedness or similar obligations described as Senior Debt in sub-paragraphs (i) and (ii) of this subsection.

     4. Dividends

          4.1 The Corporation shall pay to the holders of the Convertible Preferred Stock out of the assets of the Corporation at any time for the payment of dividends at the times and in the amounts so declared by the Board of Directors of the Corporation and in the manner prescribed in this Section.

          4.2 The holders of the Convertible Preferred Stock shall be entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors, provided that there are Corporation funds legally available for the payment of such declared dividends. The Convertible Preferred Stock shall not have any preference as to dividends.

          4.3 Any payment of dividends declared and due under this Section with respect to any shares of the Convertible Preferred Stock shall be made by means of a check drawn on funds immediately available for the payment thereof to the order of the holder of such share(s) at the address for such holder of record shown on the stock records maintained by or for the Corporation, which check shall be mailed by United States Postal Service first-class mail, postage pre-paid. Any such payment shall be deemed to have been paid by the Corporation on the date that such payment is deposited in the United States mail as provided above, provided that in the event that the check or other medium by which any payment shall be made shall prove not to be immediately collectible on the date of payment, such payment shall not be deemed to have been made until cash in the amount of such payment shall actually be received by the person entitled to receive such payment.



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          4.4      Registration of transfer of any share of the Convertible
               Preferred Stock on the stock records maintained by or for the Corporation to a person other than the transferor shall constitute a transfer of any right which the transferor may have had to receive any accrued but unpaid dividends as of the date of transfer, whether declared or undeclared, and the Corporation shall have no further obligation to the transferor with respect to such accrued but unpaid dividends. Any shares of Convertible Preferred Stock represented by a new certificate issued to a new holder shall continue to accrue dividends as provided in this Section.

     5. Conversion

          5.1 Each share of the Convertible Preferred Stock is convertible into Common Stock of the Corporation, par value $0.00005, (the "Common Stock") at the times, in the manner, and subject to the conditions provided in this Section.

          5.2 Each share of the Convertible Preferred Stock may be converted at any time at the election of the holder of the presentation and surrender of the certificate representing the share, duly endorsed, with written instructions specifying the number of shares of the Convertible Preferred Stock to be converted and the name and address of the person to whom certificate(s) representing the Common Stock issuable on the conversion are to be issued at the principal office of the Corporation.

          5.3 Each share of the Convertible Preferred Stock shall be convertible into Common Stock of the Corporation at the rate of Five (5) shares of Common Stock for each share of Convertible Preferred Stock (the "Conversion Rate"). The Conversion Rate shall be subject to adjustment pursuant to Section 5.4, below.


          5.4 In order to prevent dilution of the rights granted hereunder, the Conversion Rate and liquidating voting rights shall be subject to adjustment from time to time in accordance with this subsection.

               (a) In the event the Corporation shall declare a dividend or make other distribution on any capital stock of the Corporation payable in Common Stock, options to purchase Common Stock, or securities convertible into Common Stock of the Corporation shall at any time subdivide (other than by means of a dividend payable in Common Stock) its outstanding shares of Common Stock into a greater number of shares, or combine such outstanding stock into a smaller number of shares, then in each such event, the Conversion Rate in effect immediately prior to such combination shall be adjusted so the holders of the Convertible Preferred Stock shall be entitled to receive the kind and number of shares of Common Stock or other securities of the Corporation which they would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of the Convertible Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto; an adjustment made pursuant to this subsection shall become effective immediately after the effective date of such event retroactive to the record date for such event.



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               (b)  If any capital reorganization or reclassification of the capital stock of the Corporation, consolidation, or merger of the Corporation with another Corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way the holder of Common Stock shall be entitled to receive stock, other securities, or other assets with respect to or in exchange for Common Stock, then as a condition of such reorganization, reclassification, consolidation, merger, or sale, lawful adequate provisions shall be made whereby the holders of the Convertible Preferred Stock shall thereafter, subject to prior redemption by the Corporation, have the right to acquire and receive on conversion of the Convertible Preferred Stock such shares of Common Stock, other securities, or other assets as would have been issuable or payable (as part of the reorganization, reclassification, consolidation, merger, or sale) with respect to or in exchange for such number of outstanding shares of the Corporation's Common Stock as would have been received on conversion of the Convertible Preferred Stock immediately before such reorganization, reclassification, consolidation, merger, or sale. In any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Convertible Preferred Stock to the end that the provisions hereof (including, without limitations, provisions for adjustments of the Conversion Rate and for the number of shares issuable on conversion of the Convertible Preferred Stock) shall thereafter be applicable in relation to any shares of Common Stock, other securities, or other assets of the Corporation thereafter deliverable on the conversion of the Convertible Preferred Stock. In the event of a merger or consolidation of the Corporation with or into another corporation or the sale of all or substantially all of its assets as a result of which a number of shares of Common Stock of the surviving or purchasing corporation greater or less than the number of shares of Common Stock of the Corporation outstanding immediately prior to such merger, consolidation, or purchase are issuable to holders of Common Stock of the Corporation, then the Conversion Rate in effect immediately prior to such merger, consolidation, or purchase shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation.

               (c) No adjustment shall be made in the Conversion Rate of the number of shares of Common Stock issuable on conversion of Convertible Preferred Stock (i) in connection with the offer and sale of Convertible Preferred Stock; (ii) in connection with the issuance of any Common Stock, other securities, or other assets on conversion or redemption of shares of Convertible Preferred Stock; (iii) in connection with the issuance of any share of Common Stock, other securities, or other assets on account of the anti-dilution provisions of this Section; (iv) in connection with the purchase or other acquisition by the Corporation of any capital stock, evidence of its indebtedness, or other securities of the Corporation; or



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                    (v) in connection with the sale or exchange by the
                    Corporation of any Common Stock, evidence of its indebtedness, or other securities of the corporation including securities containing the right to subscribe for or purchase Common stock or Convertible Preferred stock of the Corporation.

          5.5      The Corporation covenants and agrees that:

               (a) The shares of Common Stock, other securities, or other assets of the Corporation issuable on any conversion of any shares of Convertible Preferred Stock shall be deemed to have been issued to the person on the Conversion Date, and on the Conversion Date, such person shall be deemed for all purposes to have become the record holder of such Common Stock, other securities, or other assets.

               (b) All shares of Common Stock or other securities which may be issued on conversion of the Convertible Preferred Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Corporation will, from time to time, take all action as may be requisite to assure that the par value of the unissued Common Stock or other securities acquirable on any conversion of the Convertible Preferred Stock is at all times equal to or less than the amount determined by dividing the par value of a share of Convertible Preferred Stock by the number of shares of Common Stock or other securities issuable on conversion of such share.

               (c) The issuance of certificates for Common Stock or other securities on conversion of the Convertible Preferred Stock shall be made without charge to the registered holder thereof for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with the conversion of the Convertible Preferred Stock and the related issuance of Common Stock or other securities.

     6. Redemption

          6.1 Subject to the requirements and limitations of the corporation laws of the state of Delaware, the Corporation shall have the right to redeem the shares of the Convertible Preferred Stock on the following terms and conditions.

          6.2 The shares of the Convertible Preferred Stock are subject to redemption by the Corporation at any time after issuance pursuant to written notice of redemption given to the holders thereof on not less than Thirty (30) days, specifying the date on which the Convertible Preferred Stock shall be redeemed (the "Redemption Date"). The Corporation may redeem a portion or all of the issued and outstanding shares of Convertible Preferred Stock, provided that, in the event that less than all of the outstanding shares of Convertible Preferred Stock are redeemed, such redemption shall be pro rata determined on the basis of the number of shares of Convertible Preferred Stock outstanding.



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          6.3      The redemption price for each share of Convertible Preferred
               Stock shall be One dollar ($1.00) per share plus any accrued but unpaid dividends, if applicable, on such share as of the Redemption Date (the "Redemption Price"). The Redemption Price shall be paid in cash.

          6.4 Redemption of the Convertible Preferred Stock shall be made in the following manner:

               (a) The Corporation shall notify the transfer agent of the Corporation's Common Stock (the "Transfer Agent") of its intention to redeem the Convertible Preferred Stock. Such notice shall include a list of all holders of the Convertible Preferred Stock outstanding as of the most recent practicable date and a statement of the number of shares of the Convertible Preferred Stock to be redeemed and the manner in which the Redemption Price is to be paid. At least Ten (10) days prior to the date that written notice of redemption is given to holders of the Convertible Preferred Stock, the Corporation shall make appropriate arrangements with the Transfer Agent for the delivery of funds and/or Common Stock necessary to make payment of the Redemption Price for all shares of Convertible Preferred Stock redeemed by the Corporation.

               (b) On the Redemption Date, all shares of the Convertible Preferred Stock subject to redemption shall be automatically redeemed unless earlier converted pursuant to Section 5, above. The holder of any shares of the Convertible Preferred Stock so redeemed shall be required to tender the certificates representing such shares, duly endorsed, to the Transfer Agent in exchange for payment of the Redemption Price and reissuance of the balance of the Convertible Preferred Stock not otherwise converted or redeemed. On such surrender, the Transfer Agent shall cause to be issued and delivered a check with all reasonable dispatch to the holder and/or the holder's designatees or assigns.

               (c) Following the expiration of a period of Thirty (30) days following the Redemption Date, the Transfer Agent shall provide to the Corporation a complete accounting of the Convertible Preferred Stock redeemed and a list of all shares of Convertible Preferred Stock remaining unconverted and not returned to the Corporation for redemption. The Corporation shall pay all costs associated with establishing and maintaining any bank accounts for funds deposited with the Transfer Agent, including the costs of issuing any checks.

     7. Additional Provisions

          7.1 No change in the provisions of the Convertible Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of Convertible Preferred Stock shall be binding or effective unless such changes shall have been approved or consented to by the holders of Convertible Preferred Stock in the manner provided in the corporation laws of the state of Delaware, as the same may be amended from time to time.



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          7.2      The shares of Convertible Preferred Stock shall be
               transferable only on the books of the Corporation maintained at its principal office, on delivery thereof duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the new certificate representing the shares of Convertible Preferred Stock so transferred to the person entitled thereto.

          7.3 The Corporation shall not be required to issue any fractional shares of Common Stock on the conversion or redemption of any share of Convertible Preferred Stock.

          7.4 Any notices required or permitted to be given to the holders of the Convertible Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first-class mail, postage prepaid, to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation, and shall be deemed to have been given as of the date deposited in the United States mail.


IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of Convertible Preferred Stock of the Corporation has been executed this Second day of July, Nineteen Hundred Ninety-Six.


ATTEST:


----------------------------------
Richard Szymanski
Secretary and President

                    -------------------------------------------------

STATE OF TEXAS                  )
                                :ss
COUNTY OF HARRIS                )

On July 2, 1996, before me the undersigned, a notary public in and for the above county and state, personally appeared Richard A. Szymanski, who being by me duly sworn, did state for himself the he, Richard A. Szymanski, is the President and Secretary of REDOX Technology Corporation, a Delaware corporation, and that the foregoing Designation of Rights, Privileges, and Preferences of Convertible Preferred Stock of REDOX Technology Corporation was signed on behalf of such corporation by authority of a resolution of its Board of Directors, and that the statements contained therein are true.

                                       WITNESS MY HAND AND OFFICIAL SEAL


                                       -----------------------------------------
                                       NOTARY PUBLIC

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